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                                                                    EXHIBIT 21.1


                    SUBSIDIARIES OF POWELL INDUSTRIES, INC.


NAME OF DOMESTIC SUBSIDIARY                        STATE OF INCORPORATION
---------------------------                        ----------------------
Powell Electrical Manufacturing Co.                Delaware

Powell-Process Systems, Inc.(Inactive)             Utah

Powell-ESCO Company                                Texas

Unibus, Inc.                                       Ohio

Delta-Unibus Corp.                                 Illinois

U. S. Turbine Corp.(Inactive)                      Nevada

Transdyn Controls, Inc.                            California



NAME OF FOREIGN SUBSIDIARY                         COUNTRY OF INCORPORATION
--------------------------                         ------------------------

Powell Foreign Sales Corporation                   Barbados, West Indies